UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2006

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-32085 (Commission File Number)	36-4392754 (IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 654-0889

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2006, the Company announced that it intends to offer 7,300,000 shares of its common stock (the “Offering”), pursuant to a preliminary prospectus supplement filed with the Securities and Exchange Commission on February 15, 2006 under the Company’s shelf registration statement. On February 21, 2006, the Company announced that it entered into a Purchase Agreement with General Electric Company (“GE”), IDX Systems Corporation, a wholly owned subsidiary of GE (“IDX”) and IDX Investment Corporation, a wholly owned subsidiary of IDX (“IIC” and together with GE and IDX, the “GE Entities”), pursuant to which the Company agreed to repurchase from IIC 1,250,000 shares of the Company’s common stock at a price per share equal to 95% of the public offering price per share in the Offering (which is the net price per share the Company will receive in the Offering) (the “Repurchase”). The closing of the Repurchase is contingent on the closing of the Offering. The terms of the Purchase Agreement also provide that the GE Entities will not sell any of the remaining shares of the Company’s common stock that they own for 60 days from the date of the prospectus supplement relating to the Offering, subject to certain exceptions. A copy of the press release related to the Repurchase is attached hereto as Exhibit 99.1.

After completion of the Offering and the Repurchase (based on 40,873,047 shares of the Company’s common stock outstanding as of December 31, 2005), IDX will beneficially own 5,827,138 shares of Company’s common stock or approximately 12.4% of the Company’s outstanding shares. The Company is a party to a Stock Rights and Restrictions Agreement with IDX which may impose restrictions on the ability of the GE Entities to sell shares of the Company’s common stock after the expiration of the 60-day period described above and the manner of such future sales. However, the GE Entities retain the ability to sell substantial amounts of the Company’s common stock in the public market. Sales of substantial amounts of the Company’s common stock by the GE Entities in the public market, or the perception that such sales could occur, could adversely affect the prevailing trading prices of the Company’s common stock and could impair its ability to raise capital through future offerings of equity or equity related securities, including the Offering.

A copy of the Purchase Agreement is filed as Exhibit 99.2 to this report, and a copy of the Stock Rights and Restrictions Agreement is incorporated by reference into this report as Exhibit 99.3. The foregoing descriptions of the Purchase Agreement and the Stock Rights and Restrictions Agreement are qualified in their entirety by reference to the full text of those agreements.

As previously announced, on January 18, 2006, the Company entered into an Agreement of Merger (the “Merger Agreement”) with A4 Health Systems, Inc. (“A4”). The Merger Agreement provides for a business combination whereby a newly formed, wholly owned subsidiary of the Company will be merged with and into A4, with A4 surviving the merger (the “A4 Acquisition”).

On February 10, 2006, the Company filed a Current Report on Form 8-K with pro forma financial statements that gave effect to the A4 Acquisition and a proposed debt financing, on the one hand, and a proposed equity financing, on the other hand. Filed as Exhibit 99.4 hereto are revised pro forma financial statements that give effect to the A4 Acquisition, the Offering and the

Repurchase. These pro forma financials statements update the pro forma financial statements in the Current Report on Form 8-K filed on February 10, 2006.

Consummation of the Offering, the Repurchase and the A4 Acquisition are subject to various conditions. There can be no assurances that the Offering, the Repurchase or the A4 Acquisition will be consummated on the terms described herein or at all.

This report shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any offer of the Company’s common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Statements in this report contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the proposed Offering and the proposed Repurchase. These statements involve a number of risks and uncertainties, including investor response to the proposed Offering, the trading prices for the Company’s common stock during the offering period, other conditions in the financial markets and customary closing conditions. For a more complete discussion of the risks, uncertainties and assumptions that may affect the Company, see the Company’s preliminary prospectus supplement relating to the Offering, the Company’s free writing prospectus dated February 21, 2006 and the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit 99.1	Press Release dated February 21, 2006.

Exhibit 99.2	Purchase Agreement by and among Allscripts Healthcare Solutions, Inc., General Electric Company, IDX Systems Corporation and IDX Investment Corporation, a wholly owned subsidiary of IDC, dated as of February 21, 2006.

Exhibit 99.3	Stock Rights and Restrictions Agreement by and between Allscripts Healthcare Solutions, Inc. and IDX Systems Corporation, dated as of January 8, 2001 (incorporated herein by reference from the Allscripts Healthcare Solutions, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2001).

Exhibit 99.4	Pro forma income statements for the nine months ended September 30, 2005 and for the year ended December 31, 2004 and pro forma balance sheet as of September 30, 2005, in each case giving effect to the Acquisition, the Offering and the Repurchase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: February 21, 2006	By:	/s/ Brian Vandenberg
Brian Vandenberg Vice President and General Counsel